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Exhibit 99(a)(5)(B)

FREQUENTLY ASKED QUESTIONS ("FAQ") REGARDING THE TENDER OFFER FOR
LAUREATE EDUCATION, INC. SHARES CREDITED TO 401(k) PLAN ACCOUNTS

        As you may know, L Curve Sub Inc. and M Curve Sub Inc., each a Maryland corporation (each a "Purchaser", and together the "Purchasers"), and each a direct subsidiary of Wengen Alberta, Limited Partnership, an Alberta Limited Partnership ("Parent"), have made a tender offer to acquire all outstanding shares of common stock, par value $.01 per share (the "Shares") of Laureate Education, Inc. ("Laureate") pursuant to an amended and restated agreement and plan of merger entered into on June 3, 2007 (the "Offer"). This affects you if Shares are credited to your account under the Laureate Education, Inc. Stock Fund (the "Stock Fund") in the Laureate Education, Inc. 401(k) Retirement Savings Plan (the "Plan"). This FAQ contains certain information regarding how the Offer may affect the Shares credited to your account under the Plan. You are advised to read the Offer to Purchase dated June 8, 2007 and the related Solicitation/Recommendation Statement included with these materials because they contain important information.

Q1:
How do I tender the Shares allocated to my savings plan account?

A1:
You may instruct the trustee to tender some or all of the Shares allocated to your 401(k) savings plan account by following the instructions in the "Notice to Participants in the Laureate Education, Inc. 401(k) Retirement Savings Plan" above.

  In order for some or all of the Shares allocated to your 401(k) savings plan account to be tendered, you must direct the trustee to tender such Shares by completing the Tender Offer Instruction Form and returning it to Ellen Philip Associates, 134 West 26th Street, New York, NY 10001 in accordance with the form's instructions by 4:00 p.m. Eastern time, on July 2, 2007.

  If you also hold Shares outside of the Plan that you plan to tender, you must complete a letter of transmittal in accordance with the instructions provided therein in order to tender those Shares, or if you hold your Shares through a bank or broker, you must follow the instructions provided by them in order to notify them to tender on your behalf.

Q2:
Does the Offer affect the Shares held in the Plan?

A2:
Yes. The Offer to Laureate stockholders is being made for all outstanding Shares including all Shares allocated to you and others under the Plan.

Q3:
How much will the Purchasers pay for Shares?

A3:
The Purchasers are offering to pay all Laureate stockholders (including individuals who have shares of Laureate's common stock allocated to their account under the Plan) $62.00 per Share in cash without interest and less any amounts required to be deducted and withheld under any applicable law.

Q4:
What will happen to transactions in Shares under the Plan during the Offer process?

A4:
Please carefully review the information under the heading "Important Note About The Laureate Education, Inc. Stock Fund" in the Notice to Participants in the Laureate Education, Inc. 401(k) Retirement Savings Plan.

Q5:
What happens if I tender my Shares and the Offer is successful?

A5:
If you tender Shares allocated to your Plan account, the cash proceeds will be invested in the American Funds Balanced Fund and will remain so invested unless and until you change your investment direction. It is expected that the proceeds will be received shortly after the Offer is completed.

Q6:
What if I do not tender the Shares allocated to my account and the Offer is successful?

A6:
For those who do not tender Shares, sales of Shares will be permitted to the extent there is a market for Shares starting the business day after the expiration date of the Offer. If the Offer is successful, subject to certain conditions, L Curve Sub Inc. will merge with and into the Company (the "Merger") in accordance with applicable law, and all Shares which are not tendered into the Offer will be converted into the right to receive the price per share paid in the Merger in cash. The acquisition of the remaining Shares through the Merger may occur quickly following the end of the Offer or may take significantly longer to complete, depending upon how many Shares are tendered into the Offer. Following completion of the Merger, the cash proceeds will be invested in the American Funds Balanced Fund and will remain so invested unless and until you change your investment direction.

    After the Merger is consummated, you may then log on to www.myretirement.americanfunds.com or call a CB&T participant services associate at (800) 204-3731 if you would like to review your account or rebalance your asset mix in the Plan.

Q7:
What will happen to my tendered Shares if the Offer is not successful?

A7:
Your Shares will not be surrendered for cash and will remain invested in Laureate common stock.

Q8:
What if I want to withdraw or change my tender instructions?

A8:
You may withdraw or change your tender instructions by sending new tender instructions on the Tender Offer Instruction Form to Ellen Philip Associates so long as such change is made prior to the Plan Deadline (4 p.m. Eastern time on July 2, 2007) or, if the Offer is extended, two business days prior to the extended Offer expiration date. If you need an additional Tender Offer Instruction Form, you may obtain one by calling Innisfree M&A Incorporated toll-free at (877) 717-3922. If you make changes prior to the Plan Deadline, the latest received Tender Offer Instruction Form will be your final instructions to CB&T.

Q9:
Whom do I call if I have additional questions?

A9:
You may direct questions and requests for assistance regarding the Offer to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of the Offer to Purchase dated June 8, 2007, and other Offer materials that have been filed with the U.S. Securities and Exchange Commission from the Information Agent as set forth below, and they will be furnished promptly at no expense to you. The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Toll-free at (877) 717-3922

        If you have questions on how to provide tender instructions to CB&T or change or withdraw your instructions, please contact Innisfree at the toll-free number above. If you would like to make investment changes, log on to www.myretirement.americanfunds.com, or call CB&T at (800) 204-3731. The voice activated network is available 24 hours a day and participant services associates are available Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

        For more information about any fund, including investment objectives, risks, charges, and expenses, call CB&T at (800) 204-3731 to obtain a prospectus. The prospectus contains important information about the fund. Consider and read the prospectus information carefully before you invest. You can also download Plan fund prospectuses at www.laureate-inc.com.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Laureate Education, Inc. L Curve Sub Inc. and M Curve Sub Inc. have filed a tender offer statement with the U.S. Securities and Exchange Commission and Laureate Education, Inc. has filed a Solicitation/Recommendation Statement with respect to the Offer by L Curve Sub Inc. and M Curve Sub Inc. Investors and Laureate stockholders are strongly advised to read the Offer to Purchase dated June 8, 2007, related offer documents and the related Solicitation/Recommendation Statement included with these materials because they contain important information and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and the related offer documents, as well as the solicitation/recommendation statement, are available to all stockholders of Laureate at no expense to them. These documents are also available at no charge at the SEC's website at www.sec.gov.

        The statements contained herein are being provided by management acting only in their capacity as management of the company and by the Company acting only in its capacity as an employer, and not by either acting in the capacity as administrator or as a fiduciary of the Laureate Education, Inc. 401(k) Retirement Savings Plan or any other benefit plan. As a result, the statements contained herein are not governed by the Employee Retirement Income Security Act of 1974, as amended.

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FREQUENTLY ASKED QUESTIONS ("FAQ") REGARDING THE TENDER OFFER FOR LAUREATE EDUCATION, INC. SHARES CREDITED TO 401(k) PLAN ACCOUNTS